Exhibit 99.1

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103

COMCAST CORPORATION’S MIKE CAVANAGH TO JOIN BRIAN ROBERTS
AS CO-CHIEF EXECUTIVE OFFICER

PHILADELPHIA – September 29, 2025 – Comcast Corporation (Nasdaq: CMCSA) today announced that Michael J. Cavanagh has been named Co-Chief Executive Officer of the company, effective January 2026. He will serve alongside Brian L. Roberts, who will continue as Chairman and Co-CEO. Cavanagh will also be named to the Comcast Board of Directors at that time.

“Since joining Comcast a decade ago, Mike has proven himself to be a trusted and collaborative leader,” said Roberts. “He is the ideal person to help lead Comcast as we manage the pivot we are making to drive growth across the company. Mike and I work seamlessly together, and I am thrilled to be partnering with him as Co-CEO and with the rest of our talented management team, for years to come.”

“Comcast is a special company with exceptional businesses and an incredible team. It is an honor to work with Brian and the entire Comcast NBCUniversal leadership team during this exciting and transformative time in our industry,” said Cavanagh.

Cavanagh joined Comcast in 2015 as Chief Financial Officer and currently serves as President. He previously spent more than two decades in financial services, including as Co-CEO of JPMorgan Chase’s Corporate & Investment Bank, one of the largest global financial institutions. He also served as JPMorgan Chase’s CFO for six years, helping the company successfully navigate the financial crisis.

About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

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Media Contacts:	Investor Contact:
Jennifer Khoury (215) 531-3296 Jennifer_Khoury@Comcast.com	Marci Ryvicker (215) 286-4781 Marci_Ryvicker@Comcast.com
John Demming (215) 429-4744 John_Demming@Comcast.com